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                                                                   EXHIBIT 10.25

                    SPARE PARTS SALES AND SERVICE AGREEMENT


     AGREEMENT dated as of the 6th day of April 1998 among WILLIAMS ELECTRONICS GAMES, INC. ("WEG"), a Delaware corporation with an address at 3401 North California Avenue, Chicago, Illinois 60618, MIDWAY GAMES INC. ("Midway"), a Delaware corporation with an address at 3401 North California Avenue, Chicago, Illinois 60618, and ATARI GAMES CORPORATION ("Atari"), a Delaware corporation with an address at 675 Sycamore Drive, Milipitas, California 95035.


                             W I T N E S S E T H :

     WHEREAS, on the date hereof, WMS Industries Inc. ("WMS") is distributing (the "Distribution") all of its shares of Midway's common stock to holders of the shares of WMS' common stock outstanding on March 31, 1998;

     WHEREAS, prior to the Distribution, Midway has been a majority-owned subsidiary of WMS;

     WHEREAS, WEG is an indirect, wholly-owned subsidiary of WMS, and Atari is an indirect, wholly-owned subsidiary of Midway;

     WHEREAS, the parties formerly provided for certain arrangements whereby WEG has been selling spare parts to Midway and Atari customers and to other end-users of Midway and Atari products (collectively, the "Customers"); and

     WHEREAS, the parties desire to set forth the terms of continuing arrangements under which WEG shall continue to sell spare parts to the Customers following the Distribution.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and intending to be legally bound, the parties hereby agree as follows:


1. CERTAIN DEFINITIONS. The following terms as used in this Agreement shall have the meanings set forth below:

     1.1 "Proprietary Parts" means those parts, used in video games, that are subject to any

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Midway patent, trademark, copyright or other intellectual property rights or manufactured on a tool or die designed for and/or paid for by Midway.

     1.2 "Non-Proprietary Parts" means parts, used in video games, that are not Proprietary Parts.


2.   PURCHASE, INVENTORY AND SALE OF SPARE PARTS.

     2.1 WEG shall purchase and maintain an adequate inventory of spare parts needed by the Customers with respect to all Midway and Atari products. Midway shall sell or arrange for the sale of Proprietary Parts to WEG at such cost as the parties shall agree. WEG shall purchase Non-Proprietary Parts through its usual vendor sources or through Midway at negotiated prices.

     2.2 Midway and Atari shall refer the Customers exclusively to WEG for spare parts purchases during the term hereof. Notwithstanding the foregoing, Midway and Atari may directly sell spare parts to Customers.

     2.3 Notwithstanding any other provision in this Agreement, Midway shall service all of its own warranty customers, and this Agreement shall not include any warranty service.


3. EFFECTIVE DATE AND TERM. This Agreement is effective as of April 6, 1998 and shall continue in effect for a period of five years and for successive renewal periods of six months each; provided, however, that either party may terminate this Agreement for any reason upon six months' prior written notice or otherwise pursuant to Section 5 hereof.


4.   PRODUCT LIABILITY INSURANCE; DUTY OF CARE; INDEMNIFICATION.

     4.1 WEG shall maintain product liability insurance which includes Midway and Atari in amounts mutually agreeable to the parties.

     4.2 WEG shall not be liable for any loss, damage, claim, action or proceeding ("Loss") suffered by Midway or Atari arising from the sale of spare parts hereunder unless such Loss arises from or is caused by a manufacturing defect in the supplied part, or by WEG's negligence, fraud or willful misconduct, and WEG agrees to indemnify, defend and hold



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harmless Midway and Atari (and their directors, officers, employees and agents)
from any Loss arising from such negligence, fraud or willful misconduct.

     4.3 Midway agrees to indemnify, defend and hold harmless WEG (and its directors, officers, employees and agents) from any Loss asserted by or on behalf of third parties relating to the provision of services hereunder other than any Loss caused by a manufacturing defect in the supplied part or by WEG's negligence, fraud or willful misconduct.

     4.4 The party required to indemnify hereunder (the "Indemnitor"), upon demand by the other party (the "Indemnitee"), at the Indemnitor's sole cost and expense, shall resist or defend against any Loss arising from this Agreement that is asserted against the Indemnitee (in the Indemnitee's name, if necessary), using such attorneys as the Indemnitee shall approve, which approval shall not be unreasonably withheld or delayed. The Indemnitor shall not settle or compromise any Loss on behalf of the Indemnitee without the written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed. If, in the Indemnitee's reasonable opinion there exists a conflict of interest which would make it inadvisable to be represented by counsel for the Indemnitor, the Indemnitor and the Indemnitee shall jointly select acceptable attorneys, and the Indemnitor shall pay the reasonable fees and disbursements of such attorneys.


5.   DEFAULT; DISCONTINUANCE OF BUSINESS.

     5.1 If either party materially defaults hereunder, the non-defaulting party may terminate this Agreement effective immediately (subject to the cure periods set forth below) upon written notice to the defaulting party. The non-defaulting party shall be entitled to all remedies provided by law or equity (including reasonable attorneys' fees and costs of suit incurred), except as specifically limited by the provisions of Section 4 hereof. The following events shall be deemed to be material defaults hereunder:

     (a) Failure by WEG to have an adequate inventory of spare parts or to respond promptly to Customer requests for spare parts, which failure is not remedied within ten days after receipt of written notice thereof; provided, however, that WEG shall not be required to sell spare parts to Customers who are unable to satisfy WEG's standard credit criteria. In such a case,



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WEG shall immediately notify Midway and Atari that it has refused shipment to the Customer;

     (b) Except as otherwise provided herein, failure by either party substantially to perform in accordance with the terms and conditions of this Agreement, which failure is not remedied within 20 days after receipt of written notice from the other party specifying the nature of such default; or

     (c) (i) Filing of a voluntary bankruptcy petition by either party; (ii) filing of an involuntary bankruptcy petition against either party which is not stayed or dismissed within 60 days; (iii) assignment for the benefit of creditors made by either party; or (iv) appointment of a receiver for either party or any material part of its property.

     5.2 If WEG discontinues its business of selling spare parts, this Agreement shall terminate, and Midway shall have the option to purchase such of WEG's spare parts inventory, at WEG's cost, as Midway wishes.


6. INSPECTION. Midway and Atari shall have the right to inspect WEG's inventory for quality defects during reasonable business hours no more frequently than once per quarter or after receiving repeated Customer complaints concerning a specified part or parts.


7. FORCE MAJEURE. Except as specifically set forth in this Agreement, the parties incur no liability to each other, and no default shall be deemed to occur, due to a failure to perform under the terms and conditions of this Agreement resulting from fire, flood, war, strike, lock-out, work stoppage or slow-down, labor disturbance, power failure, major equipment breakdown, riot, acts of God, acts of United States' enemies, laws, orders or at the insistence or result of any governmental authority or any other delay beyond each other's reasonable control.


8.   MISCELLANEOUS.

     8.1 No waiver by either party of any default shall be effective unless in writing, nor shall any such waiver operate as a waiver of any other default or of the same default on any future occasion.




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     8.2  Each party warrants and represents that proceeding herewith is not inconsistent in any material way with any contractual obligations, expressed or implied, undertaken with any third party.

     8.3 In the event that any term or provision of this Agreement shall violate any applicable statute, ordinance or rule of law in any jurisdiction in which it is used, or otherwise be unenforceable, such provision shall be ineffective in such jurisdiction only to the extent of such violation without invalidating any other provision hereof.

     8.4 Neither party shall, without the prior written consent of the other, assign any rights or delegate any obligations under this Agreement, such consent not to be unreasonably withheld, conditioned or delayed, except that WEG may assign any such rights or delegate any such obligations to WMS or any of its subsidiaries.

     8.5 The headings used in this Agreement are inserted only for the purpose of convenience and reference, and in no way define or limit the scope or intent of any provision or part hereof.

     8.6 This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing herein, expressed or implied, shall be construed to give any other person any legal or equitable rights hereunder. No person shall be deemed to be a third party beneficiary of this Agreement. Nothing herein shall be construed to be an admission or waiver of any rights, claims and defenses the parties may have against third parties, which rights, claims and defense the parties specifically reserve.

     8.7 All notices and other communications hereunder shall be in writing and shall be delivered by hand, by facsimile or mailed by registered or certified mail (return receipt requested) to the parties at the addresses set forth on the first page of this Agreement (or at such other addresses for a party as shall be specified by like notice) and shall be deemed given on the date on which such notice is received.

     8.8 Each party hereto shall take such actions and execute such documents and instruments as may be reasonably requested by the other party to implement the terms and provisions of this Agreement.



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     8.9  All controversies and disputes arising out of or under this Agreement shall be determined pursuant to the laws of the State of Illinois, United
States of America, regardless of the laws that might be applied under applicable principles of conflicts of laws.

     8.10 This Agreement constitutes the entire understanding between the parties hereto (and supersedes all prior written or oral communications) relating to the subject matter covered in this Agreement. No amendment, modification, extension or failure to enforce any condition of this Agreement by either party shall be deemed a waiver of any of its rights herein. This Agreement shall not be amended except by a writing executed by all the parties hereto.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                      WILLIAMS ELECTRONICS GAMES, INC.


                                      By: /s/ Harold H. Bach, Jr.
                                          ___________________________________
                                          Name:  Harold H. Bach, Jr.
                                          Title: Sr. Vice President-Finance

                                      MIDWAY GAMES INC.


                                      By: /s/ Neil D. Nicastro
                                          ___________________________________
                                          Name:  Neil D. Nicastro
                                          Title: President

                                      ATARI GAMES CORPORATION


                                      By: /s/ Neil D. Nicastro
                                          ___________________________________
                                          Name:  Neil D. Nicastro
                                          Title: Chief Executive Officer







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                                    GUARANTY


     WMS Industries Inc. does hereby guaranty all of the performance and financial obligations of WEG under this Agreement to which this Guaranty is affixed. This Guaranty is unconditional, irrevocable, continuing and without limitation, and shall be binding upon the successors and assigns of the undersigned.


                                       WMS INDUSTRIES INC.


                                       By: /s/ Harold H. Bach, Jr.
                                           __________________________________
                                           Name:   Harold H. Bach, Jr.
                                           Title:  Vice President-Finance















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